Exhibit 10.22

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”) is entered into effective as of November 8, 2010 by and between Signifi Solutions Inc., a Canadian corporation Signifi Solutions Inc. (“Signifi”), and Spot Venture Distribution, Inc., an Ontario corporation (“Spot”), having offices at 2100 Matheson Blvd. E., Suite 100, Mississauga, Ontario, L4W 5E1, on the one hand, and EntertainmentXpress, Inc., a California corporation (“Ent-X”) and wholly-owned subsidiary of Public Media Works, Inc., a Delaware corporation (“PMW”), having offices at 2330 Marinship Way, Suite #301, Sausalito, California 94965, on the other hand, with reference to the following:

WHEREAS, Spot Venture Distribution has an installed base of 15 (the “Existing Kiosks”) Video DVD and video game rental vending machines (each a “Kiosk” and collectively the “Kiosks”) located throughout Toronto, Ontario, Canada which operate under the brand name “Spot”; and Signifi will be outsourced by Spot to provide services and support, and management of the kiosks

WHEREAS, the parties desire to jointly manage the Spot owned DVD/Games kiosk business in Canada; Signifi and Spot will continue to manage Kiosks with Ent-X; Ent-X will cover operating costs and provide content programming; and both parties will make best efforts to sell advertising and/or cause its agents to sell advertising.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I. EXISTING KIOSKS

Section 1.1 Management of Existing Kiosks. The date which Ent-X and and Spot enter into a joint management of the business of the Movie and Game Kiosks in Canada shall be the “Effective Date”. The Effective Date shall be on or before December 1, 2010.

Section 1.2 Costs of Existing Kiosks. As of the Effective Date, Ent-X shall assume all obligations to pay the costs related to the operations (the “Operational Costs”) of a minimum of 15 existing Kiosks (the “Existing Kiosks”) which are set forth on Exhibit A attached hereto and incorporated herein by reference. All Operational Costs shall be paid on a monthly basis in advance. The Operational Costs for the first month (or any prorated portion thereof) after the Effective Date shall be paid upon the execution of this Agreement.

Section 1.3 Transaction Management. As of the Effective Date, Signifi and PMW/Ent-X shall have access to the payment processing back-end that will show all credit card processing and collections related to the Kiosks; all such collections shall be disbursed as outlined in Exhibit A. Both parties will ensure that payment obligations described on Exhibit A are met promptly. Accounting processes shall be put in place by the parties to manage the distribution of funds.

Section 1.4 Representations and Obligations of Spot. Signifi and Spot each represent and warrant to PMW and Ent-X that (i) Spot controls the right, title and ownership interest in the Kiosks; (ii) there are no third party liens, security interests or other encumbrances on the Kiosks; (iii) all Kiosks are operational and in good working order; (iv) the operational costs of the Kiosks set forth on Exhibit A are the true and correct historical and current operational costs of the Kiosks; (v) Exhibit B contains an accurate listing of the location of all Kiosks; and (vi) each of Spot and Signifi has all required company authority required to enter into and operate under this Agreement. Signifi has also provided to Ent-X a true and correct copy of the site agreement with the site location for the placement and operation of each Kiosk, and Signifi and Spot represent and warrant that they will assume management control of the Kiosks as provided herein on behalf of the parties. Signifi and Spot shall at all times (i) maintain the Kiosks in good working order and provide all required routine and non-routine maintenance on the Kiosks; (ii) respond and correct all Kiosk malfunctions and outages within timeframes which are within industry standards, and (iii) maintain adequate spare parts for the Kiosks and replace such Kiosks as required.

II. ADDITIONAL KIOSKS

Section 2.1 Placement and Management of New Kiosks. Signifi and Spot shall also identify additional sites which desire the placement of a Kiosk. Signifi and Spot shall each use its best efforts to have 30 Kiosks operational by December 31, 2010 and 200 Kiosks operational by December 31, 2011 under the terms of this Agreement. Upon the mutual agreement between the parties regarding the placement of each additional Kiosk, Signifi shall produce and install an additional Kiosk which shall be operated in accordance with the terms set forth in Section 1 above and Exhibit A. During the term of this Agreement, neither Signifi nor Spot, or any entity in which Signifi or Spot has any ownership or management interest, may operate or place in operation any Kiosk without first providing (in writing) Ent-X the right of first refusal to include the Kiosk under the terms of this Agreement; provided, however, if Ent-X does not exercise its right of first refusal to place the Kiosk under this Agreement within 30 days after receipt of notice from Signifi, Signifi or Spot may place the Kiosk with a third party or operate the Kiosk independent of this Agreement.

Section 2.2 Site Agreements. The Kiosks shall be placed pursuant to a site agreement, which agreement shall be mutually approved by the parties. The execution and amendment of any site agreement shall be subject to the mutual approval of the parties

III. TERM

Section 3.1 Term. The term of this Agreement shall be for a period of four (4) years unless sooner terminated in accordance with Article V. The term of this Agreement shall thereafter automatically renew for successive 12 month periods, unless a party hereto provides written notice to the other parties no later than 6 months prior to the next date of termination and renewal of its desire to terminate this Agreement.

Section 3.2 Site Agreements. Signifi and Spot shall each use its best efforts to ensure all site agreements have a minimum of a term of five (5) years from the Effective Date. In the event any individual site agreement remains outstanding as of the termination or expiration of this Agreement, the site agreement shall remain in place through the duration of its term and any extension or renewal thereof, and the terms of this Agreement shall govern the conduct of Ent-X, PMW and Signifi with respect to their rights and obligations under the site agreement, including, without limitation, the payment obligations and Kiosk ownership rights set forth herein.

IV. REVENUE SHARING

Section 4.1 Revenue Sharing. Both parties shall share revenues (the “Revenue Sharing Payments as described in Exhibit A.

V. TERMINATION

Section 5.1 Termination by Ent-X or PMW. This Agreement may be terminated by Ent-X or PMW for a material breach by Signifi or Spot if the material breach persists for more than sixty (60) days after written notice has been sent by Ent-X to Signifi. Additionally, Ent-X or PMW may terminate this Agreement upon six (6) months prior written notice to Signifi at any time after the first twelve (12) months of this Agreement.

Section 5.2 Termination by Signifi. This Agreement may be terminated by Signifi for a material breach by Ent-X or PMW if the material breach persists for more than sixty (60) days after written notice has been sent by Signifi to Ent-X or PMW. Additionally, Signifi may terminate this Agreement upon six (6) months prior written notice to Ent-X or PMW at any time after the first twelve (12) months of this Agreement.

Section 5.3 Buy/Sell Rights. Upon termination of this Agreement, the parties shall work together in good faith for a period of ninety (90) days to complete a sale to the other party of all content inventory placed under this Agreement (the “Kiosk Assets”). If the parties cannot reach agreement for the sale of the Kiosk Assets to the other party within the ninety (90) day period, the parties shall work together in good faith to sell the Kiosk Assets to a third party, and upon the completion of any such third party sale, each party shall be entitled to 50% of the net proceeds received from the third party sale of the Kiosk Assets. The parties shall work together in good faith to optimize the value of the Kiosk Assets until such time as they are sold under this Section 5.3.

VI. WAIVER

Section 6.1 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

VII. ENTIRE AGREEMENT; MODIFICATION

Section 7.1 Entire Agreement; Modification. This Agreement, together with the Exhibits hereto, constitutes the entire understanding between the parties relating to the subject matter hereof. This Agreement may not be amended or modified, except in a writing signed by all parties hereto.

VIII. CONFIDENTIALITY; INDEMNIFICATION; LIMITATION OF LIABILITY

Section 8.1 Disclosure of Information. Signifi, Spot, PMW and Ent-X each agree that the terms of the Mutual Non-Disclosure Agreement entered into by the parties shall remain and in fully force and effect and govern the disclosure of confidential information between the parties.

Section 8.2 Confidentiality of this Agreement. The parties agree that this' entire Agreement is confidential in nature and that, unless otherwise required by law or government regulation, neither of the parties shall disclose all or any parts of it to any person, agency, company, or government authority whatsoever without first obtaining a written approval of the other party, except as may be required by law or the public reporting requirements of PMW.

Section 8.3 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the subject matter or performance hereof, and shall not issue any other press release or make any other public statement relating to the party without their prior written consent, except as may be required by law or the public reporting requirements of PMW.

Section 8.4 Indemnification by PMW and Ent-X. PMW and Ent-X shall defend, indemnify, insure and hold harmless Signifi and Spot for all costs, expenses, losses, claims, suits and liability (including court costs and attorneys’ fees with respect to any tribunal) incurred by Signifi or Spot with respect to any claim including, but not limited to, loss of or damage to property, or personal injury, including death to persons, and from all judgments recovered therefore which result in any manner from: (i) PMW’s or Ent-X’s negligent or willful acts, errors or omissions or the negligent or willful acts, errors or omissions of PMW’s or Ent-X’s respective employees, agents or personnel, or (ii) any breach of this Agreement by PMW or Ent-X.

Section 8.5 Indemnification by Signifi and Spot. Signifi and Spot shall defend, hold harmless and indemnify Ent-X from and against all direct costs, expenses, losses, claims, suits and liability (including court costs and attorneys’ fees with respect to any tribunal) incurred by Ent-X or PMW with respect to any claim including, but not limited to, loss of or damage to property, or personal injury, including death to persons, and from all judgments recovered therefore which result in any manner from (i) Signifi’s or Spot’s negligent or willful acts, errors or omissions or the negligent or willful acts, errors or omissions of Signifi’s or Spot’s employees, agents or personnel, or (ii) any breach of this Agreement by Signifi or Spot.

Section 8.6 Limitation of Liability. NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, INCLUDING LOSS OF PROFIT, REVENUES OR GOODWILL, OR FOR PUNITIVE OR EXEMPLARY DAMAGES, REGARDLESS OF WHETHER THE PARTIES KNEW, OR SHOULD HAVE KNOWN, THAT SUCH DAMAGES WERE POSSIBLE.

Section 8.7 Insurance. In consideration of Ent-X’s obligation to pay $50 per month per Kiosk for insurance costs as provided on Exhibit A, Signifi shall bear all risk of loss to the Kiosks, with the exception of loss caused by the negligence or willful misconduct of Ent-X and its employees. Signifi shall maintain commercial general liability insurance in the amount of $500,000 thousand per occurrence, $2 million in the aggregate, listing Ent-X and PMW as an additional insured. Such policy must provide that Ent-X shall be given thirty (30) days written notice of termination. Signifi shall provide Ent-X with a Certificate of Insurance evidencing its compliance with this Section 8.7, prior to installation or placement of any Kiosk at a new Site and within ten (10) days of Ent-X reasonable request.

IX. GENERAL PROVISIONS

Section 9.1 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to each party at its respective address as set forth on the first page hereof or at such other address or electronic mail address as either party may designate to the other party hereto.

Section 9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

Section 9.3 Attorneys Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys' fees, costs and expenses, including on appeal, in addition to any other relief to which such prevailing party may be entitled.

Section 9.4 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile or electronic/PDF transmission, each of which shall be an original and all of which shall constitute together but one and the same document.

Section 9.5 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.6 Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. To that end, the provisions of this Agreement are to be severable.

Section 9.7 Taxes. Each party is responsible for the payment of any and all taxes, of whatever type, including, but not limited to, income, sales, use and personal property taxes that relate to the revenue or compensation received by such party pursuant to this Agreement, the Screens and the matters contemplated by this Agreement.

Section 9.8 Assignment. Except as otherwise specifically set forth herein, neither party to this Agreement may transfer or assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, the parties agree and acknowledge that either party may delegate some or all of its obligations under this Agreement to other persons; provided, that the delegating party shall still be liable for the performance of all such obligations, and that any obligation to be performed by Ent-X hereunder may be performed by PMW. Either party may assign this Agreement to a successor in interest resulting from a merger, sale of all or substantially all of the assets of the party, stock sale or a similar transaction, without the prior written consent of the other party.

Section 9.9 Survival. The provisions of Articles IV (Compensation); V (Termination), VI (Waiver), VII (Entire Agreement; Modification), VIII (Confidentiality; Indemnification; and Limitation of Liability), and IX (General Provisions) shall survive the termination of this Agreement.

Section 9.10 Force Majeure. Neither party hereto shall be liable for its failure to perform hereunder due to contingencies beyond its reasonable control including but not limited to strikes, riots, fires, acts of God, or governmental laws, regulations, orders or actions.

Section 9.11 Independent Contractor. The parties expressly intend and agree that each party is acting as an independent contractor of the other party. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between the parties, nor does it grant either party any authority to assume or create any obligation on behalf of or in the name of the other.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

Signifi Solutions Inc. By: Name: Title: Spot Venture Distribution, Inc. By: Name: Title:	EntertainmentXpress, Inc. By: Name: Title: Public Media Works, Inc. By: Name: Title:

[Signature Page to Collaboration Agreement Dated November 8, 2010]

Exhibit A

A. Operational Costs. The monthly Operational Costs of each Kiosk is as follows (in US Dollars), said operating costs will be adjusted from time to time:

Internet	50
Insurance	50
Technical Support	125
Software Fee	110
Monitoring	50
DVD loading/shipping	100
Fixed Overhead (unitized) for first 70 Kiosks; $0 thereafter	100
Operational Costs	$585

Other Costs:
RFID Tags per DVD	.78
Labor - .50 cents per DVD	.50
Custom printed case	.50
Site Rent (Variable)	261
One time cost for installation of Additional Kiosks in Ontario	500

The parties shall from time to time during the term of the Agreement review the Operational Costs and make their best efforts to reduce such Operational Costs.

B. Revenue Sharing Payments. Each month after the Effective Date, Ent-X (or its assignee or designee) and Spot (or its assignee or designee) shall share the amount equal to 50% of the Net Revenues collected (the “Net Revenue Payments”); provided, however, the Net Revenues shall first be used to pay the content invoices, including all operations costs due to Ent-X (or its assignees or designees). “Net Revenues” shall be defined as (i) all revenues received from game and DVD and other software sales, rentals, and downloads, less sales taxes, customer credits, refunds, and credit card holdbacks, earned per Kiosk per month; plus (ii) all net proceeds received by both parties from advertising displayed on the Kiosks or on other digital signage at the site location; less (iii) all inventory costs for content which will be invoiced to Spot Distribution Inc ; less (iv) all Operational Costs paid as a monthly prepayment by Ent-X (or its assignees or designees) for all Kiosks as described in Section A of this Exhibit A. “Cumulative Net Revenues” shall be defined as the total Net Revenues as of the measurement date. “Cumulative Losses” shall be defined as the total Net Revenues after all product invoices that are supplied by PMW, and the prepayments towards the Operational Costs of the Kiosk are paid for. For example, if the total Operational Costs of all Kiosks exceed the gross revenues of all Kiosks by $2,000 for the first three months, then the Ent-X would continue to receive all funds, until such time as the Cumulative Net Revenues equal $6,000. Revenues will only be shared by the parties at such time after the Net Revenues surpass $6000.00 dollars.

C. Payments. Signifi will use the collections as provided in Section 1.3, to pay PMW content invoices first, followed by payments towards operational prepayments. All Revenue Sharing Payments shall be paid to Ent-X by Spot Venture Distribution in arrears on a monthly basis within thirty (30) days of the end of each calendar month in which such revenue is collected. All Revenue Sharing Payments shall be accompanied by revenue reports to be provided by the paying party within thirty days (30) days of the end of each calendar month. The revenue reports shall contain such information as reasonably requested by the receiving party so that receiving party can confirm it has received compensation consistent with the terms of this Agreement.

D. Ownership of Kiosks and Inventory.

1. Kiosk Ownership. Signifi or Spot shall pay for all Kiosks placed or operated under the terms of this Agreement. Spot and Signifi shall retain all right, title and ownership in the Kiosks placed and managed under this Agreement.

2. Inventory Ownership. Ent-X shall pay for the inventory of all Kiosks placed or operated under the terms of this Agreement. At such time as the Kiosks are producing Net Revenues, Signifi shall have 50% ownership interest in all Kiosk inventory purchased by Ent-X for the Kiosks under the terms of this Agreement.

Exhibit B

Kiosk Locations

[To be furnished by Signifi and Spot]